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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our reports (a) dated March 30, 2000 with respect to the consolidated financial statements of APS Healthcare, Inc. (formerly American Psych Systems Holdings, Inc.) and (b) dated January 11, 2001 with respect to the financial statements of Principal Behavioral Healthcare, Inc., in the Registration Statement (Form S-1 No. 33-00000) and related Prospectus of APS
Healthcare, Inc., dated January 29, 2001.

    Our audits also included the financial statement schedule of APS Healthcare, Inc. listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. We did not audit the financial statements of Vydas Resources, Inc., a wholly owned subsidiary acquired in 1999, which statements reflect total assets constituting 13.3% of consolidated assets as of December 31, 1999 and total revenues constituting 5.6% of the related consolidated revenues for the year then ended. We have been furnished with the report of other auditors with respect to Schedule II--Valuation and Qualifying Accounts of Vydas Resources, Inc. In our opinion, based on our audits and the report of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Baltimore, Maryland
January 24, 2001